Exhibit 99.1

The First Bancshares, Inc. Announces Acquisition of The Mortgage Connection, LLC

HATTIESBURG, Miss.--(BUSINESS WIRE)--December 18, 2015--The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares”), holding company for The First, A National Banking Association, (“The First”) announced today the closing of the purchase of The Mortgage Connection, LLC located in Jackson, MS. The transaction closed on December 14, 2015.

The Mortgage Connection was founded in 1997 by Margaret and Tony Byrd and has grown to become one of the premier independent mortgage companies in the Jackson area. The company employs 14 mortgage loan originators serving the metropolitan Jackson area with offices located in Brandon and Madison, MS.

Ms. Byrd has over 30 years of experience in the mortgage industry and she currently serves as secretary of the MS Mortgage Bankers Association. Ms. Byrd is a past president of the MS Mortgage Brokers Association and will join The First as Senior Vice President of Mortgage Banking.

M. Ray “Hoppy” Cole, President and Chief Executive Officer of First Bancshares and The First, commented, “We are pleased that the transaction has closed and we welcome our new team members from The Mortgage Connection. I would like to thank everyone involved for making the closing seamless and we look forward to building market share in the Jackson metropolitan market.”

Margaret Byrd commented, “The Mortgage Connection is very excited about joining The First. The two cultures are very similar and we look forward to the combined efforts in building a superior mortgage division. After spending time with my peers at The First, I am even more excited to be joining efforts with such a professional and dedicated team.”

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer